Exhibit 15(a)

February 12, 2007
PacifiCorp
825 NE Multnomah Street
Portland, Oregon

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PacifiCorp and subsidiaries for the three-month period ended June 30, 2006 and have issued our report dated August 8, 2006, and for the three- and six-month periods ended September 30, 2006, and have issued our report dated November 3, 2006.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June  30, 2006 and September 30, 2006, are being incorporated by reference in this Registration Statement on Form S-3, which also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-128134.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of this Registration Statement on Form S-3, which also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-128134 prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Portland, Oregon